Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-203184, 333-132624, 333-170515, 333-221514, 333-248054, and 333-273888) of our report dated March 12, 2026, with respect to the consolidated financial statements of TransAct Technologies Incorporated included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

Hartford, CT
March 12, 2026